EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES

FIFTH CONSECUTIVE PROFITABLE QUARTER

Pre-Tax Earnings up 75% over Same Quarter of Prior Year

Peachtree City, GA — May 5, 2004 — World Airways, Inc. (NASDAQ: WLDA) today reported its financial results and highlights for the quarter ending March 31, 2004.

•	Revenues for the quarter totaled $129.6 million, a 4.8% increase over the first quarter of 2003.

•	Operating income was $13.6 million, an increase of 78% compared to operating income of $7.7 million for the same quarter of last year.

•	Earnings before income tax were $11.6 million, compared to $6.6 million for the same quarter of 2003.

•	Net earnings were $7.9 million, an increase of 19% compared to net income of $6.6 million for the first quarter of 2003. This is especially notable because the first quarter of 2004 included income tax expense of $3.7 million versus no tax expense in the comparable period of 2003.

•	Earnings per share were $0.69 for basic and $0.34 for diluted, compared to $0.60 and $0.47, respectively, for the same quarter of 2003. The first quarter of 2004 had a higher diluted share count due to the new convertible debt as well as the warrants issued to the Air Transportation Stabilization Board, associated with the debt restructuring in December 2003.

•	The Company achieved positive equity for the first time on a quarterly basis since the second quarter of 1997.

“We had an outstanding quarter by virtually all measures,” stated Randy Martinez, president and CEO. “Our revenues were higher than expected because of the high demand for airlift services associated with our Air Mobility Command (AMC) contract and a growing base of commercial cargo business. We could not have produced these results without the tremendous efforts of the entire World Airways team.”

He continued, “We have also been successful in maintaining our cost structure, and this has paid off with a dramatic increase in both operating income and earnings before income tax. We actually reduced operating costs in spite of the higher revenues. The implementation of our new fleet plan is already having a major impact on our aircraft costs, as they dropped from 17.7% of total revenues in last year’s first quarter to 15.2% in this quarter.

“The first quarter experienced an extremely high demand for troop movements; in fact, March was AMC’s largest single month ever for passenger airlift support,” he said. “We expect that in coming months, the military will be spreading its troop rotations more evenly.”

     Quarterly Highlights

•	World signed two new long-term cargo contracts with EVA Airways and China Airlines, with combined projected revenues totaling $38 million for the initial year.

•	The Company reduced aircraft costs by returning one of the Company’s most expensive DC-10 freighters, as well as renegotiating favorable lease agreements on several MD-11 aircraft.

•	World signed a contract extension with Menlo Worldwide (formerly Emery Worldwide) valued at approximately $19 million.

•	New senior management changes were announced to enhance the Company’s infrastructure and support future growth plans.

Financial Summary

First quarter operating revenues increased 4.8% to $129.6 million from $123.6 million in the same quarter of 2003. The Company reported significant growth in military passenger revenues associated with the U.S. Air Force’s Air Mobility Command, as well as commercial passenger full service flying, which more than offset reduced military cargo revenues. Total block hours decreased 6.0%, to 11,328 compared to 12,056 in the same period of last year.

Operating income for the 2004 first quarter was $13.6 million, an improvement of $6.0 million over the prior year’s quarter. The Company’s earnings before income tax were $11.6 million versus $6.6 million for the comparable period of last year. The Company recorded income tax expense of $3.7 million in the first quarter of 2004 compared to no tax expense in the first quarter of 2003. The Company utilized all of its unrestricted federal net operating loss carry-forwards in 2003.

Earnings before income tax were $11.6 million compared to $6.6 million in the same quarter of last year. Net earnings after tax for the 2004 first quarter were $7.9 million, or $0.69 per basic share and $0.34 per diluted share, compared to $6.6 million, or $0.60 per basic share and $0.47 per diluted share, for the first quarter of 2003. Per share results were computed on the basis of 11.4 and 24.4 million weighted average shares outstanding for the first quarter of 2004, and 11.1 and 15.8 million weighted average shares for the same quarter of 2003, respectively. The diluted share count increase between last year’s first quarter and this year’s comparable quarter was due to the new convertible debt, as well as the warrants issued to the Air Transportation Stabilization Board, which occurred in December 2003.

Operating expenses were $115.9 million compared to $116.0 million in the first quarter of 2003. The most significant decreases were $5.4 million for maintenance, $3.2 million for fuel, and $2.2 million for aircraft costs. These decreases were offset by increases of $6.4 million for flight operations, $1.6 million in commissions, $1.5 million for sales, general and administrative expenses and $1.4 million in costs to subcontract flights to other carriers.

The increase of $6.4 million in flight operations expense was largely due to higher pilot and flight attendant wages, employee benefit expense and travel costs. In addition, simulator and flight attendant training, as well as catering costs, were higher in the first quarter of 2004 compared to the same period of the previous year. The majority of these higher flight expenses were directly attributable to increased military and full-service commercial passenger flights, as well as pilot and flight attendant headcount increases. Flight operations also included an accrual for estimated contractual profit sharing payments to flight employees for 2004; the first quarter of last year did not include an accrual for these payments.

Maintenance expenses were lower by $5.4 million primarily due to a decrease in MD-11 engine and landing gear overhauls, as well as lower parts rental and component repairs expense. Much of this decrease was due to the timing of scheduled maintenance checks and overhauls.

The decrease of $2.2 million in aircraft costs was due to the restructuring of several MD-11 leases, as well the return of an expensive DC-10 cargo aircraft in the first quarter of 2004. This decrease was partially offset by aircraft rents associated with two additional MD-11 passenger aircraft. One aircraft was added at the end of the first quarter of 2003, and the other added later in the year; both are under power-by-the-hour operating leases.

Fuel costs were $3.2 million lower in the first quarter of 2004. This was primarily due to the decrease in full-service cargo block hours, compared to the previous year, coupled with the fact that military cargo hours are contractually set at a higher rate per gallon. Because World’s customers paid for approximately 95% of the fuel purchased, this limits the Company’s exposure to increased fuel costs.

The increase of $1.4 million in subcontract flying costs was for outsourced flights resulting from aircraft out of service for maintenance.

Commissions were higher by $1.6 million in the first quarter of 2004 because the Company was not required to pay commissions on AMC missions activated under the Civil Reserve Air Fleet (“CRAF”) during the first quarter of 2003.

The increase of $1.5 million in sales, general and administrative expenses was primarily due to a reserve for bad debt associated with air services provided to TM Travel Services, and an accrual for estimated profit sharing payments to employees for 2004.

The increase of $1.1 million in other expenses was due to the amortization of guarantee fees associated with the new $30.0 million term loan, the call premium related to the Company’s former convertible debentures redeemed on January 28, 2004, and a capital loss on disposition of fixed assets.

The Company reported that it ended the first quarter of 2004 with cash and cash equivalents of $46.6 million, of which $4.7 million was restricted, due to $3.7 million for letters of credit that had to be collateralized and $1.0 million related to unearned revenue. The Company’s first quarter ending unrestricted cash balance was $41.9 million versus $30.5 million at December 31, 2003.

Guidance

The Company is forecasting $110 to $120 million in revenues for the second quarter of 2004, with military revenue of $80 to $90 million, and operating income in the range of $4.5 to $5.5 million.

INVESTOR CONFERENCE CALL
May 6, 2004, at 4 P.M. EDT
Phone: 800-729-7116

A conference call for investors will be held at 4 p.m. EDT on Thursday, May 6, 2004. Investors who wish to participate should call 800-729-7116 prior to the 4 p.m. start time. The call will be available for replay from 6 p.m. EDT on Thursday, May 6th, to 6 p.m. EDT on Friday, May 7th. The replay number is 800-633-8284 and the reservation number is 21194377.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

WORLD AIRWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31,
(IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
		BETTER (WORSE)
	2004	2003	DIFF	%
OPERATING REVENUES
FLIGHT OPERATIONS	$129,019	$123,277	$5,742	4.7%
ALL OTHER	565	366	199	54.4%

TOTAL OPERATING REVENUE	129,584	123,643	5,941	4.8%
OPERATING EXPENSES
FLIGHT	40,802	34,432	(6,370)	-18.5%
MAINTENANCE	17,856	23,220	5,364	23.1%
AIRCRAFT COSTS	19,671	21,896	2,225	10.2%
FUEL	18,202	21,361	3,159	14.8%
FLIGHTS SUBCONTRACTED TO OTHER CARRIERS	1,518	92	(1,426)	N.M.
COMMISSIONS	6,300	4,659	(1,641)	-35.2%
DEPRECIATION & AMORTIZATION	1,287	1,472	185	12.6%
SALES, GENERAL & ADMINISTRATIVE	10,309	8,848	(1,461)	-16.5%

TOTAL OPERATING EXPENSES	115,945	115,980	35	0.0%
OPERATING INCOME	13,639	7,663	5,976	78.0%
OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(1,164)	(1,234)	70	5.7%
INTEREST INCOME	122	97	25	25.8%
OTHER, NET	(1,011)	89	(1,100)	N.M.

TOTAL OTHER, NET	(2,053)	(1,048)	(1,005)	-95.9%

EARNINGS BEFORE INCOME TAX	11,586	6,615	4,971	75.1%

INCOME TAX	3,711	—	(3,711)	N.M.
NET EARNINGS	$7,875	$6,615	$1,260	19.0%

BASIC EARNINGS PER SHARE:
NET EARNINGS	$0.69	$0.60	$0.09	15.0%

WEIGHTED AVERAGE SHARES OUTSTANDING	11,448	11,078	370	3.3%
DILUTED EARNINGS PER SHARE:
NET EARNINGS	$0.34	$0.47	$(0.13)	-27.7%

WEIGHTED AVERAGE SHARES OUTSTANDING	24,434	15,750	8,684	55.1%
REVENUE BLOCK HOURS	11,328	12,056	(728)	-6.0%

WORLD AIRWAYS, INC.
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,913	$30,535
Restricted cash	4,688	23,290
Accounts receivable, net	37,500	31,446
Prepaid expenses and other current assets	6,650	7,721

Total current assets	90,751	92,992
Fixed assets, net	37,823	38,964
Long-term operating deposits	16,977	17,664
Other assets and deferred charges, net	7,697	7,681

Total assets	$153,248	$157,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Current maturities of convertible debentures	$—	$18,000
Accounts payable	28,176	28,167
Accrued rent	10,898	9,881
Unearned revenue	4,372	3,546
Accrued maintenance	3,414	2,791
Accrued salaries and wages	19,251	16,957
Accrued taxes	6,670	2,581
Other accrued liabilities	2,669	2,506

Total current liabilities	75,450	84,429
Long-term obligations, net of current maturities	57,109	57,177
Deferred gain from sale-leaseback transactions, net	2,494	2,777
Accrued post-retirement benefits	3,583	3,583
Deferred rent	13,332	16,008

Total liabilities	151,968	163,974
Stockholders’ equity (deficiency):
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	31,311	31,233
Accumulated deficit	(17,187)	(25,062)
Treasury stock, at cost	(12,857)	(12,857)

Total stockholders’ equity (deficiency)	1,280	(6,673)

Total liabilities and stockholders’ equity (deficiency)	$153,248	$157,301